FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226486-08

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated July 30, 2019, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Preliminary Prospectus Dated July 30, 2019)

$804,589,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C52
(Central Index Key Number 0001780678)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

BSPRT CMBS Finance, LLC

(Central Index Key Number 0001722518)

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C52

This is a supplement (“Supplement”) to the preliminary prospectus dated July 30, 2019 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Updates

1.	Embassy Suites at Centennial Olympic Park

The third paragraph under the section captioned “Escrows” in “Summaries of the Fifteen Largest Mortgage Loans—Embassy Suites at Centennial Olympic Park” on page A-3-46 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

FF&E Reserve – The Embassy Suites at Centennial Olympic Park Whole Loan documents provide for ongoing monthly reserves for furniture, fixtures and equipment (“FF&E”) in an amount equal to the greater of (i) 4% of the gross revenues of the Embassy Suites at Centennial Olympic Park Property (based on the preceding calendar month) and (ii) the amount of the deposit required by the franchisor on account of FF&E under the franchise agreement (initially $79,022). The monthly deposit may be adjusted by the lender upon 30 days’ written notice to the Embassy Suites at Centennial Olympic Park Borrower.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager	Drexel Hamilton Co-Manager

The date of this Supplement is August 2, 2019

Footnote (12) to Annex A-1 to the Preliminary Prospectus is hereby revised to include the following information:

For mortgage loan #4 (Embassy Suites at Centennial Olympic Park), the Monthly FF&E is equal to the greater of (i) 4.0% of gross revenues of the mortgaged property (based on the preceding calendar month) or (ii) the amount of the deposit required by the franchisor on account of FF&E under the franchise agreement (initially $79,022).

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